Exhibit 2

Subject: MiMedx Shareholder Information on Record Date and Shares on Loan or in Margin Account

We have revised our F.A.Q. page on our proxy campaign website, www.MiMedxBoardProxy, to include information relating to the potential record date of the upcoming annual meeting and if you loaned your shares or hold them in a margin account.  For your convenience, that part of the Q&A is reproduced below:

Has the Company set a Record Date?

Although the Company has not set a formal Record Date, we believe that the Company has notified Broadridge Financial Solutions of their intent to set the Record Date as May 9, 2019.

It is important to note that such a date is tentative and is subject to change by the Company at any time in its discretion until the Company makes a formal announcement of the Record Date.

What are my voting rights if I have loaned my shares to a third party?

Generally speaking, if you have loaned your shares to a third party you may not have voting rights with respect to those shares if the third party holds them on the Record Date. Please check with your broker to determine if your shares are on loan. In order to vote your shares at the upcoming annual meeting, it is important that you recall your shares before the tentative May 9th Record Date.

If you hold your shares in a margin account whether or not you have retained your voting rights may depend on the specifics of the agreement you entered into when you opened the margin account. You should immediately contact your broker with respect to your shares in your margin account, and find out what steps, if any, you need to take in order to have full voting rights over your shares by the tentative May 9th Record Date.

Legend

Parker H. "Pete" Petit ("Mr. Petit"), David J. Furstenberg, and Shawn P. George (collectively, the "Participants") intend to file with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of MiMedx Group, Inc. (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company's shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the Schedule 14A filed by Mr. Petit with the SEC on April 11, 2019. This document is available free of charge from the sources indicated above.